EXHIBIT 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154-1895	Main 212.407.4000 Fax 212.407.4990

November 2, 2009

QKL Stores Inc.
44 Jingqi Street, Dongfeng Xincun
Sartu District, Daqing, PRC 163311

Ladies and Gentlemen:

We have acted as counsel to QKL Stores Inc. (the “Company”) with respect to the Registration Statement on Form S-1 (File No. 333-162150), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission by QKL Stores Inc., a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale by the Company in an underwritten public offering of shares of the Company’s common stock, par value $.001 per share (the “Common Stock”) of up to a maximum purchase price of $30,000,000 (the “Firm Shares”), plus shares of Common Stock of up to a maximum purchase price of $4,500,000 for which the underwriters will have been granted an over-allotment option (the “Over-Allotment Shares”). The offering of the Firm Shares and the Over-Allotment Shares will be pursuant to an underwriting agreement to be entered into by and between the Company and Roth Capital Partners, LLC (the “Underwriting Agreement”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon the foregoing, we are of the opinion that the Firm Shares and the Over-Allotment Shares, when issued, sold and delivered against payment therefor in accordance with and in the manner described in the Underwriting section of the Registration Statement and in accordance with the Underwriting Agreement, will be duly authorized for issuance, validly issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Constitution of the State of Delaware and all applicable judicial and regulatory determinations with respect thereto.

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QKL Stores Inc. November 2, 2009 Page 2

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP